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                                                                    EXHIBIT 99.1


ASSURANCEAMERICA CORPORATION ANNOUNCES UNAUDITED RESULTS SHOWING 32% INCREASE IN PRETAX EARNINGS IN JUNE 2006 OVER JUNE 2005

ATLANTA, GEORGIA --- July 27, 2006

Atlanta based ASSURANCEAMERICA CORPORATION (OTC BB: ASAM.OB), today announced its unaudited financial results for June 2006 and the six months ended June 30, 2006.

Revenues for the month of June 2006 increased 56% to $4.3 million, compared to $2.8 million for the same month of 2005. Pretax earnings increased 32% for June 2006 to $79,000, compared to $60,000 in June 2005.

Revenues for the six months of 2006 increased 79% to $28.4 million, compared with $16.0 million for the same period of 2005. The Company increased pretax earnings 60% for the first six months of 2006 to $1.7 million, compared with $1.1 million in the same period last year.

Net income in 2005 reflected no provision for income taxes as the Company was able to fully utilize net operating tax loss carry forwards. Net income for the month of June increased 6% to $64,000, compared with $60,000 in the same period of 2005. Net income for the first six months increased 9% to $1.2 million, compared with $1.1 million for the same period of 2005.

Gross Premiums Produced (a non-GAAP financial measure), which includes gross written premium in the Carrier/MGA's underwriting operations plus premiums for policies sold in the retail Agency subsidiary, increased 37% from $8.5 million in June 2005 to $11.8 million in June 2006. Gross Premiums Produced were $82 million for the six months ended June 30, 2006, compared with $53.1 million for the same period of 2005. Gross Premiums Produced is used by management as the primary measure of the underlying growth of the Company's revenue streams from period to period.

In announcing June's and year-to-date results, Lawrence (Bud) Stumbaugh, President and CEO of AssuranceAmerica Corporation said, "The 32% increase in pretax earnings in June of 2006 over June 2005 is a continuation of the results we've had so far this year--that is, each month in 2006 having shown an improvement in pretax profits over each corresponding month in 2005."

AssuranceAmerica focuses on the specialty automobile insurance marketplace, primarily in Alabama, Florida, Georgia, South Carolina, and Texas. Its principal operating subsidiaries are TrustWay Insurance Agencies, LLC ("Agency"), which sells personal automobile insurance policies through its 50 retail agencies, AssuranceAmerica Managing General Agency, LLC ("MGA"), and AssuranceAmerica Insurance Company ("Carrier").

This press release includes statements that may constitute "forward-looking" statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, as discussed in the Company's filings with the U.S. Securities Exchange Commission (SEC). Historical results are not indicative of future performance.


Contact:
AssuranceAmerica Corporation
Atlanta, Georgia
Renee A. Pinczes
770-952-0200 Ext. 105
770-984-0173 -- Fax
RPinczes@aainsco.com